UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
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PERCEPTRON, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT NO. 1 TO THE PROXY STATEMENT FOR THE
2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 8, 2020
These definitive additional materials amend and supplement the proxy statement dated November 5, 2020, which is referred to in this supplement as the definitive proxy statement, initially mailed to shareholders on or about November 5, 2020, by Perceptron, Inc. (which we refer to in this supplement as “Perceptron” or the “Company”) for the 2020 annual meeting of shareholders of Perceptron, Inc. to be held on Tuesday, December 8, 2020, beginning at 9:30 a.m. Eastern Time. The meeting will take place via a live audio webcast that is available at www.virtualshareholdermeeting.com/PRCP2020. There will be no physical meeting location and the meeting will only be conducted via the live audio webcast. To participate in the meeting you must have your 16-digit control number that is shown on your proxy card. At the meeting you will be asked to consider and vote upon the following proposals:
Proposal 1.	To adopt the Agreement and Plan of Merger, dated as of September 27, 2020, by and among the Company, Parent and Merger Subsidiary;
Proposal 2.
To approve the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the merger proposal or in the absence of a quorum;

Proposal 3.
To consider and vote upon a proposal to approve, by non-binding advisory vote, the compensation that will or may be paid by the Company to certain named executive officers in connection with the merger contemplated by the merger agreement;

Proposal 4.	To elect six directors to serve until the 2021 Annual Meeting of Shareholders and until their successors are elected and qualified;
Proposal 5.	To approve the compensation of our named executive officers;
Proposal 6.	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal 2021; and
any other business that may properly come before the meeting and any adjournment or postponement thereof.
The board unanimously recommends that the Company’s shareholders vote “FOR” Proposal 1 to adopt the merger agreement. The board also unanimously recommends that the Company’s shareholders vote “FOR” each of Proposals 2-6.
If any shareholders have not already submitted a proxy for use at the annual meeting, they are urged to do so promptly. No action in connection with this supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.
If you have any questions concerning the proposals to be voted on at the annual meeting, the merger, the definitive proxy statement or this supplement, would like additional copies or need help voting your shares of Perceptron common stock, please contact Perceptron’s proxy solicitor:
Okapi Partners
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Banks and Brokers Call Collect: (212) 297-0720
All Others Call Toll Free: (877) 279-2311
Email: info@okapipartners.com
The information contained herein speaks only as of November 20, 2020 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT
This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement. The following information supersedes and supplements any information in the definitive proxy statement relevant to the applicable topic. Except as specifically supplemented by the information contained in this supplement, all information set forth in the definitive proxy statement remains unchanged. Any page references listed below are references to pages in the definitive proxy statement, not this supplement to the definitive proxy statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the definitive proxy statement.
The Company believes that the disclosures set forth in the definitive proxy statement comply with applicable law. However, in order to avoid the nuisance and possible risk and expense inherent in disputes concerning plaintiffs’ disclosure claims in the complaints referenced in the section of the definitive proxy statement titled “Proposal 1: The Merger – Litigation Relating to the Merger,” as supplemented in this supplement, and to provide additional information to the Company’s shareholders, the Company has determined to voluntarily supplement the definitive proxy statement with the supplemental disclosures set forth below. Nothing in the supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Complaints that any additional disclosure was or is required. In addition, the Company is revising the table under “Share Ownership of Management and Certain Shareholders – Beneficial Ownership by Directors and Executive Officers” and related disclosures.
You are encouraged to read carefully this entire supplement and the entire definitive proxy statement, including the Annexes and the other documents to which this supplement or the definitive proxy statement refers or incorporates by reference, because the information in this supplement does not provide all information that might be important to you.
The disclosure in the definitive proxy statement in the section “Summary” beginning on page 1 is supplemented as follows:
By adding the following new paragraph on page 7 at the end of the section “Litigation Relating to the Merger (page 54)” beginning on page 6:
As of November 20, 2020, the Company is aware of five lawsuits that were filed in federal court and one lawsuit threatened to be filed in federal court as described under “Proposal 1: The Merger – Litigation Relating to The Transaction”.
By adding the following new paragraph on page 7 at the end of the section “Regulatory Clearances and Approvals Required for the Merger (page 57)”:
The FCO in Germany and FCA in Austria have granted clearance of the merger.
The disclosure in the definitive proxy statement in (a) the last sentence of the section “Summary – The Annual Meeting – Required Vote” on page 3, (b) the last sentence of the answer to the question “How do the Company’s directors and officers intend to vote?’ in the section “Questions and Answers about the Annual Meeting” on page 17, and (c) the last sentence of the section “The Annual Meeting – Stock Ownership and Interests of Certain Persons – Voting by the Company’s Directors and Executive Officers” on page 25 are supplemented as follows:
By amending and restating such sentences on page 3, page 17 and page 25 as follows:
As of the record date, our directors and executive officers, owned and were entitled to vote, in the aggregate, approximately 1,162,549 shares of Company common stock, or approximately 11.9% of the outstanding shares of Company common stock entitled to vote at the annual meeting.
The disclosure in the definitive proxy statement in the section “Proposal 1: The Merger – Background of the Merger – 2020 – Execution of Merger Agreement with Parent” beginning on page 33 is supplemented as follows:
By amending and restating the second to last paragraph on page 33 as follows:
On May 12, 2020, a representative of an investment banking firm, BNP Paribas, who had met with Mr. Freeland when the BNP representative was employed at a different investment banking firm, but who had never previously done business with Mr. Freeland, called Mr. Freeland to inform him that Parent may be interested in a transaction with the Company.

By adding three new paragraphs as the first full three paragraphs on page 38 as follows:
At the September 27, 2020 meeting of the board, in connection with the review of a summary of the material terms of the proposed merger agreement, the board was advised that Section 6.03(a) of the final draft of the merger agreement contained a provision that permits the Company on a confidential basis, upon written request of the relevant party to a standstill, confidentiality agreement or similar contract, to release or waive any standstill obligations solely to the extent necessary to permit the party to submit an acquisition proposal to the board on a confidential basis, if the board determines in good faith, after consultation with its outside legal counsel, that any failure to do so would be inconsistent with its fiduciary duties under applicable law.
The draft merger agreement originally presented to Parent contained a provision that permitted the board to waive or release any preexisting standstill provisions if it determined in good faith, after consultation with its outside legal counsel, that any failure to do so would be inconsistent with its fiduciary duties under applicable law (the “Requested Standstill Waiver”). Between September 17 and September 25, Dykema and Pillsbury negotiated the Requested Standstill Waiver provision, with Pillsbury repeatedly refusing Dykema’s request to include the provision as originally presented to Parent. Ultimately, in order to finalize the merger agreement for approval on September 27, 2020 before the Company announced its fiscal 2020 year end results on September 28, 2020, and considering that the only two parties with standstill provisions in effect who had expressed an interest in acquiring the Company, Party B and Party C, had both indicated valuations below Parent’s proposed purchase price and in light of concerns surrounding Parent’s continuing efforts to reduce the proposed purchase price, on September 25, 2020, the Company determined to accept the negotiated, modified standstill waiver provision set forth in Section 6.03(a) of the merger agreement.
At September 27, 2020, there were eight confidentiality agreements in effect that contained a customary standstill provision, seven of which contained a provision that prohibited the counterparty from requesting any waiver of the standstill provision. Four of these seven confidentiality agreements were executed in 2017 with parties who did not pursue further discussions regarding an acquisition of the Company after receiving the CIM or other preliminary information regarding the Company in 2017. These four confidentiality agreements (and standstill provisions) expired or expire between September 27, 2020 and November 21, 2020. Another two of these seven confidentiality agreements were with Party B and Party C, both of whom had indicated valuations for the Company below the Parent’s proposed purchase price. The other confidentiality agreement was with an investment firm with which Mr. Freeland had a single discussion in July 2020 regarding assisting the Company in raising capital or potentially investing in the Company.
The disclosure in the definitive proxy statement in the section “Proposal 1: The Merger – Prospective Financial Information” beginning on page 43 is supplemented as follows:
By amending and restating that section beginning on page 43 as follows:
Prospective Financial Information
The Company does not, as a matter of general practice, publicly disclose financial projections due to the difficulty of predicting the Company’s results. The Company is especially wary of making such projections for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the Company’s review of strategic alternatives, including a potential sale of the Company, the Company provided the board and XMS with certain non-public, unaudited prospective financial information prepared by Company management for the fiscal years ending June 30, 2021 through 2025. This prospective financial information was provided by Company management and was relied upon and used as the basis for the financial analyses conducted by XMS and summarized below in “Opinion of XMS Capital Partners, LLC.” In addition, XMS prepared an extrapolation of the prospective financial information prepared by Company management and reviewed by Company management for the fiscal years ending June 30, 2026 through 2030 that XMS used as the basis for a portion of its discounted cash flow analysis included in its financial analyses summarized below in “Opinion of XMS Capital Partners, LLC – Discounted Cash Flow Analysis”.
A summary of the prospective financial information prepared by the Company and the extrapolated prospective financial information prepared by XMS (collectively, the “Company Projections”) is provided below only to provide shareholders of the Company with access to certain prospective financial information concerning the Company that was made available to the board and XMS, as described herein. The Company Projections were not prepared with a view for public disclosure, but rather solely for internal use of the Company. The Company Projections are not included in this proxy statement in order to influence any shareholder of the Company to make any decision regarding the proposals relating to the transactions contemplated by the merger agreement or for any other purpose, and readers of this proxy statement are cautioned not to place any reliance on the Company Projections included herein.
The Company Projections included in this proxy statement prepared by the Company are the responsibility of the Company’s management. The Company’s management believes that the Company Projections represent reasonable estimates and good faith judgments as to the future growth and financial performance of the Company, including forecasts of revenues and Adjusted EBITDA, that the Company believed were reasonable at the time the Company Projections were prepared, taking into account relevant information available at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Although a summary of the Company Projections is presented with numerical specificity, it reflects numerous assumptions and estimates made by the Company’s management, and XMS, in the case of the extrapolated prospective financial information, including assumptions and estimates with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Company Projections reflect the subjective judgment of the Company’s management and XMS, in the case of the extrapolated prospective financial information, in many respects and, thus, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Company Projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the reports filed by the Company with the SEC. The Company Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Company Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Company Projections also reflect assumptions of the Company’s management as to certain business decisions that are subject to change. In addition, the Company Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result of each of the foregoing, the Company cannot assure you that the estimates and assumptions made in preparing the Company Projections were or are accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. Such prospective financial information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.
The Company Projections include certain non-GAAP measures (including Adjusted EBITDA) because the Company believed such measures would be useful to the board and XMS in evaluating the prospects of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net income from continuing operations. The Company’s calculations of these non-GAAP measures may differ from others in its industry and are not necessarily comparable with information presented under similar sounding captions used by other companies.
The Company Projections were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Projections are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Projections.
The inclusion of the Company Projections should not be regarded as an admission, representation or indication that any of the board, the independent directors, the Company, the Company’s management, XMS, any of their respective legal and financial advisors or any other person considered, or now considers, the forecasts to be material or a reliable prediction of future results, and the Company Projections should not be relied upon as such. In fact, the board and the Company’s management view the Company Projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts.

No representation or warranty was made in the merger agreement concerning prospective financial information, including the Company Projections. The Company Projections should only be evaluated in conjunction with the historical financial statements and other information regarding the Company contained in its public filings with the SEC.
The Company does not intend to update or otherwise revise the Company Projections to reflect any condition, circumstance or event existing after the date they were prepared or to reflect the occurrence of any future event (including any failure of the transactions contemplated by the merger agreement to occur), even in the event that any or all of the assumptions underlying the Company Projections are in error or are no longer appropriate. In light of the foregoing factors and uncertainties inherent in the Company Projections, readers of this proxy statement are cautioned not to place any reliance on the portions of the Company Projections set forth below.
	Company Projections (September 2020)					XMS Extrapolation Reviewed by Management
	Fiscal Year Ending June 30					Fiscal Year Ending June 30
	($ in millions)					($ in millions)
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenues	$63.9	$71.6	$80.2	$87.4	$94.4	$100.0	$104.0	$108.2	$112.5	$117.0
Operating Income	2.0	4.1	6.7	8.9	11.1	11.8	12.3	12.8	13.3	13.8
Adjusted EBITDA	$5.9	$5.5	$8.1	$10.4	$12.7	$13.5	$14.0	$14.6	$15.2	$15.8
Changes in Net Working Capital	(0.4)	(4.5)	(3.1)	(2.2)	(2.4)	(1.9)	(1.4)	(1.4)	(1.5)	(1.5)
Capital Expenditures	(1.0)	(0.7)	(0.8)	(0.9)	(0.9)	(1.0)	(1.0)	(1.1)	(1.1)	(1.1)
Cash Taxes	(0.4)	(0.8)	(1.3)	(1.8)	(2.2)	(2.3)	(2.4)	(2.5)	(2.6)	(2.7)
Other Cash Income/Expense	(2.4)	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Unlevered Free Cash Flow	$1.7	$(0.3)	$3.0	$5.7	$7.4	$8.4	$9.4	$9.7	$10.1	$10.5
The disclosure in the definitive proxy statement in the section “Proposal 1: The Merger – Opinion of XMS Capital Partners, LLC” beginning on page 45 is supplemented as follows:
By amending and restating the first sentence of the second paragraph under “Selected Comparable Company Analysis” on page 48 as follows:
For the selected comparable company analysis, XMS calculated enterprise value (which is defined, as applicable, as fully diluted equity value, calculated using the treasury stock method and based on closing prices per share on September 25, 2020, plus total debt, preferred equity and non-controlling interests less total cash and cash equivalents, investments in associates or equity method investments) as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) expected for calendar year 2021, which was as follows for each of the selected comparable companies: AMETEK, Inc. (17.2x); ATS Automation Tooling Systems Inc. (9.3x); Basler Aktiengesellschaft (13.5x); CyberOptics Corporation (15.3x); Datalogic S.p.A. (9.2x); FARO Technologies, Inc. (14.0x); Hexagon AB (16.5x); Jenoptik AG (7.8x); KUKA Aktiengesellschaft (14.7x); MAX Automation SE (9.2x); Spectris plc (10.7x); and TKH Group N.V. (7.9x).

By amending and restating the first full paragraph under “Selected Precedent Transactions Analysis” on page 49 as follows:
XMS reviewed 15 precedent transactions involving target companies in the industrial automation and metrology industries that were announced subsequent to January 1, 2009 with enterprise value of between $90 million and $1.3 billion that XMS deemed relevant. XMS’ analysis was based solely on publicly available information regarding such transactions. XMS did not take into account any announced or consummated transaction whereby relevant financial information was not publicly disclosed and available. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. XMS reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of EBITDA for the last twelve months prior to the applicable transaction being announced (“LTM”) and expected EBITDA for the fiscal year in which the applicable transaction was announced. Financial data of the selected transactions was based on publicly available research analysts’ estimates, public filings, and other publicly available information. The transactions examined, dates announced and multiple of LTM EBITDA and expected EBITDA for fiscal year of announcement of each transaction were:
Implied Enterprise Value as a multiple of:
Announcement Date	Target	Acquiror	LTM EBITDA	Expected EBITDA for FY of Announcement
February 2020	ISRA Vision AG	Atlas Copco German Holding AG	21.1x	19.1x

May 2019	First Sensor AG	TE Connectivity Ltd.	12.6x	12.5x

July 2018	Prodomax Automation Ltd.	Jentopik AG	7.0x	NA1

January 2018	Key Technology, Inc.	Durvant LLC	13.6x	10.6x

April 2017	MOCON, Inc.	AMETEK, Inc.	16.1x	14.4x

February 2016	Newport Corporation	MKS Instruments, Inc.	10.2x	8.2x

September 2015	Adept Technology, Inc.	OMRON Corporation	NM2	NM

June 2015	Cognex Corporation (Surface Inspection Systems Division)	AMETEK, Inc.	9.6x	NA

July 2014	M+W Process Automation GmbH and ProFocus LLC	ATS Automation Tooling Systems Inc.	12.4x	NA

April 2014	Zygo Corporation	AMETEK, Inc.	10.4x	8.2x

October 2013	Creaform Inc.	AMETEK, Inc.	10.0x	NA

April 2012	X-Rite, Incorporated	Danaher Corporation	9.9x	9.3x

May 2011	Elexis AG	SMS GmbH	8.9x	7.1x

August 2010	Veeco Instruments Inc. (Atomic Force Microscopy and Optical Industrial Metrology instruments businesses)	Bruker Corporation	10.8x	NA

June 2009	Metris NV	Nikon Corp.	14.8x	9.9x
[1]	Not Applicable
[2]	Not Meaningful

By amending and restating the section “Discounted Cash Flow Analysis” on page 50 as follows:
XMS performed a discounted cash flow analysis of the Company by calculating the estimated present value (as of June 30, 2020) of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fiscal years ending June 30, 2021 through June 30, 2025 based on Company management forecasts, plus a terminal value at fiscal year 2025 based upon EBITDA exit multiples, discounted back to June 30, 2020. Unlevered, after-tax free cash flows are defined as Adjusted EBITDA, adjusted by changes in net working capital, less capital expenditures, less cash taxes, plus/minus other cash income/expense. Non-cash compensation expense is considered a cash item for purposes of the Discounted Cash Flow Analysis. The terminal values of the Company were calculated by applying the Company’s fiscal year 2025 Adjusted EBITDA to a selected range of EBITDA exit multiples of 8.0x to 10.0x, with a mid-point of 9.0x, based on XMS’ professional judgment and experience. At the mid-point exit multiple of 9.0x, the terminal value was calculated to be $114.6 million. XMS performed discounted cash flow analyses by calculating the range of net present values for each period from fiscal year 2021 to fiscal year 2025 based on a discount rate of 14.0% to 16.0%, with a mid-point of 15.0%, based on XMS’ professional judgement and experience, taking into account estimates of the Company’s weighted average cost of capital, calculated utilizing the Capital Asset Pricing Model and inclusive of certain Company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis indicated the following implied equity value per share reference ranges for the Company, as compared to the per share merger consideration.
Per Share Merger Consideration	Implied Equity Value per Share Reference Ranges
$7.00	$6.25 – $8.10
In addition, XMS performed a discounted cash flow analysis of the Company by calculating the estimated present value (as of June 30, 2020) of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fiscal years ending June 30, 2021 through June 30, 2030 based on Company management forecasts for the fiscal years ending June 30, 2021 through June 30, 2025 and an extrapolation prepared by XMS and reviewed by Company management for the fiscal years ending June 30, 2026 through June 30, 2030, plus a terminal value at fiscal year 2030 based upon EBITDA exit multiples, discounted back to June 30, 2020. The terminal values of the Company were calculated by applying the Company’s fiscal year 2030 Adjusted EBITDA to a selected range of EBITDA exit multiples of 8.0x to 10.0x, with a mid-point of 9.0x, based on XMS’ professional judgement and experience. At the mid-point exit multiple of 9.0x, the terminal value was calculated to be $142.1 million. XMS performed discounted cash flow analyses by calculating the range of net present values for each period from fiscal year 2021 to fiscal year 2030 based on a discount rate of 14.0% to 16.0%, with a mid-point of 15.0%, based on XMS’ professional judgement and experience, taking into account estimates of the Company’s weighted average cost of capital, calculated utilizing the Capital Asset Pricing Model and inclusive of certain Company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis indicated the following implied equity value per share reference ranges for the Company, as compared to the per share merger consideration.
Per Share Merger Consideration	Implied Equity Value per Share Reference Ranges
$7.00	$5.85 – $7.55
By adding a new paragraph at the end of the section “Fees” on page 51 as follows:
XMS did not provide services to Parent or its affiliates during the two years preceding the date of its opinion to the board.
The disclosure in the definitive proxy statement in the section “Proposal 1: The Merger – Litigation Relating to the Merger” beginning on page 54 is supplemented as follows:
By adding the following new paragraphs at the end of that section on page 55 as follows:
On November 11, 2020, Guy Coffman voluntarily dismissed the Coffman Complaint.
On November 12, 2020, Guy Coffman filed a complaint in the United States District Court for the Southern District of New York against the Company and the Company’s board of directors, captioned Coffman v. Perceptron, Inc. et. al., Case No. 1: 20-cv-09527, referred to as the “Second Coffman Complaint” and shall be included in the term “Complaints” as used in the proxy statement, which raises substantially the same claims as the Rauf Complaint, including claims of breach of fiduciary duty against the Company’s board of directors.

On November 13, 2020, Timothy Cooper filed a complaint in the United States District Court for the Eastern District of New York against the Company and the Company’s board of directors, captioned Cooper v. Perceptron, Inc., et. al., Case No. 1: 20-cv-0505550, referred to as the “Cooper Complaint” and shall be included in the term “Complaints” as used in the proxy statement, which raises substantially the same claims as the Coffman Complaint.
On November 13, 2020, the Company was contacted by legal counsel for Kayla Marquardt threatening to file a claim against the Company and the Company’s board of directors under Section 14(a) of the Exchange Act for allegedly false and misleading statements in the definitive proxy statement, referred to as the “Marquardt Claim”.
The disclosure in the definitive proxy statement in the section “Proposal 1: The Merger – Regulatory Clearances and Approvals Required for the Merger – Antitrust Clearance” beginning on page 57 is supplemented as follows:
By adding a new paragraph at the end of that section on page 57 as follows:
The FCO in Germany and FCA in Austria have granted clearance of the merger.
The disclosure in the definitive proxy statement in the section “Share Ownership of Management and Certain Shareholders – Beneficial Ownership by Directors and Executive Officers” beginning on page 92 is amended and restated as follows:
Beneficial Ownership by Directors and Executive Officers
The following table sets forth information with respect to beneficial ownership of the shares of Company common stock by each of our directors and director nominees, the persons named in the Summary Compensation Table and by all our directors and executive officers as a group as of October 27, 2020, unless otherwise indicated. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
John F. Bryant(2)(3)	1,026,559	10.49%
Jay W. Freeland(2)(4)	60,411	*
Sujatha Kumar(2)(5)	4,368	*
C. Richard Neely, Jr.(2)(6)	32,752	*
James A. Ratigan(2)(7)	24,427	*
William C. Taylor(2)(8)	31,815	*
David L. Watza(9)	32,584	*
Bill Roeschlein	—	*
Richard J. Van Valkenburg(10)	63,657	*
All executive officers and directors as a group (9 persons)(11)	1,276,573	12.95%
*	Less than 1% of class
(1)	To the best of the Company’s knowledge, based on information reported by such directors and officers or contained in the Company’s shareholder records.
(2)	Serves as a member of the board of the Company.
(3)
Based upon a Schedule 13D filed with the SEC on September 29, 2020 jointly by (i) Harbert LP, (ii) Harbert GP, (iii) HFA, (iv) HMC, (v) Jack Bryant, (vi) Kenan Lucas and (vii) Raymond Harbert, which disclosed that each of Harbert LP, Harbert GP, Jack Bryant and Kenan Lucas has shared power to dispose of and to vote 987,091 shares of Company common stock and that each of HFA, HMC and Raymond Harbert has shared power to dispose of and to vote 1,026,559 shares of Company common stock. Includes 31,468 shares of Company common stock received in lieu of a portion of annual Board compensation and held in an affiliated brokerage account for the benefit of the investors of Harbert Discovery Fund, LP. Includes options to purchase 8,000 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020.

(4)	Includes options to purchase 15,167 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020.
(5)	Includes options to purchase 2,667 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020.
(6)	Includes options to purchase 17,570 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020.
(7)	Includes options to purchase 8,000 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020.

(8)	Includes options to purchase 8,000 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020.
(9)
Mr. Watza resigned from his position as President, Chief Executive Officer and Chief Financial Officer of the Company on November 12, 2019. The information regarding Mr. Watza’s beneficial ownership is based solely on his Section 16 filings through his Form 4 filed on October 3, 2019.

(10)
Includes 25,000 shares of Company common stock that the reporting person disclaims beneficial ownership. Includes options to purchase 21,375 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020 and the right to purchase 661 shares of Company common stock under the Company stock purchase plan within 60 days of October 27, 2020.

(11)
Includes options to purchase 80,779 shares of Company common stock, which are presently exercisable or which are exercisable within 60 days of October 27, 2020 and the right to purchase 661 shares of Company common stock under the Company stock purchase plan within 60 days of October 27, 2020.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This supplement and the definitive proxy statement and the other documents referenced herein or therein may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including statements relating to the merger. We may also make forward-looking statements in our press releases or other public or shareholder communications. Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.
While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the following:
•	The merger is subject to receipt of approval from our shareholders as well as the satisfaction of other closing conditions in the merger agreement.
•	Failure to complete the merger could materially adversely affect our stock price, future business operations and financial results.
•	Shareholder litigation challenging the proposed merger may prevent the merger from being completed within the anticipated timeframe.
•	We are subject to certain restrictions in the merger agreement that may hinder operations pending the consummation of the merger.
•
If the merger agreement is terminated, we may, under certain circumstances, be obligated to pay a termination fee to Parent. These costs could require us to use cash that would have otherwise been available for other uses.

•	The COVID-19 pandemic has disrupted and may continue to disrupt our business, which could have a material adverse impact on our results of operations and financial condition.
•	As a borrower under the Paycheck Protection Program, our eligibility for and forgiveness of that loan is likely to be reviewed by the SBA.
•
A significant percentage of our revenue is derived from a small number of customers, so that the loss or material change in strategy of any one of these customers could result in a significant reduction in our revenues and profits.

•	Because a large portion of our revenues are generated from a limited number of sizeable orders, our revenues and profits may vary widely from quarter to quarter and year to year.
•	Our future commercial success depends upon our ability to maintain a competitive technological position in our markets, which are characterized by continual technological change.
•
We may need replacement or additional financing in the future to meet our operational needs, including working capital or capital expenditures and such financing may not be available on terms favorable to us, if at all, and may be dilutive to existing shareholders.

•	Our future success is dependent upon our ability to implement our long-term growth strategy.
•
We are dependent on proprietary technology. If our competitors develop competing products that violate our intellectual property rights or successfully challenge those rights, our revenues and profits may be adversely affected.

•
There are a number of companies offering competitive products in our markets, or developing products to compete with our products, which could result in a reduction in our revenues through lost sales or a reduction in prices.

•	We have operations outside the United States, increasing the possibility that our business could be adversely affected by risks of doing business in foreign countries.

•
Our revenues are highly influenced by the sale of products for use in the global automotive market, particularly by manufacturers based in the United States, China and Western Europe. These manufacturers have experienced periodic downturns in their businesses that could adversely affect their level of purchases of our products.

•	A significant amount of our assets represent intangible assets, and our net income would be reduced if our intangible assets become further impaired.
•	Our ability to increase sales of our coordinate measuring machines products depends on our ability to successfully expand our distribution channels.
•	Global economic conditions may negatively impact our results of operations.
•	Because of our significant foreign operations, our revenues and profits can vary significantly as a result of fluctuations in the value of the United States Dollar against other currencies.
•
If the suppliers and subcontractors we rely on for component parts or products delay deliveries, fail to deliver parts or products meeting our requirements or stop supplying parts or products altogether, we may not be able to deliver products to our customers in a timely fashion and our revenues and profits could be reduced.

•	The occurrence of business system disruptions or information security breaches could adversely affect our business.
•	We may have additional tax liabilities, which could change our effective tax rate and have a significant adverse impact on our business.
•	We face various risks arising from the legal, regulatory and tax requirements imposed on our operations in the various countries in which we conduct our business operations.
•	We are subject to risks related to the ongoing trade disputes, including those between the United States and China.
•	We may not be able to complete business opportunities and our profits could be negatively affected if we do not successfully integrate those that we do complete.
•
Failure to comply with U.S. federal, state and international laws and regulations relating to privacy or data protection, or the expansion of current or the enactment of new laws or regulations relating to privacy or data protection, could adversely affect our business and our financial condition.

•	We are subject to risks related to litigation.
•	We could become involved in costly litigation alleging patent infringement.
•	Our business depends on our ability to attract and retain key personnel.
•	Because of the limited trading in our common stock, it may be difficult for shareholders to dispose of a large number of shares of our common stock in a short period of time or at then current prices.
•	The trading price of our stock has been volatile.
•	Market volatility adversely impacts the market price of our common stock.
•
The board of directors has the right to issue up to 1,000,000 shares of preferred stock without further action by shareholders. The issuance of those shares could cause the market price of our common stock to drop significantly and could be used to prevent or frustrate shareholders’ attempts to replace or remove current management.

•	Our rights plan could be used to discourage hostile tender offers.
•
If management is not able to provide a positive report on our disclosure controls and internal controls over financial reporting, shareholders and others may lose confidence in our financial statements, which could cause our stock price to drop.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this proxy statement. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to the Company’s Annual Report on Form 10-K for the year ended June 30, 2020 and subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the SEC. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.
Additional Information and Where to Find It
In connection with the proposed merger, on November 5, 2020, the Company filed with the Securities and Exchange Commission (the “SEC”) and furnished to its shareholders a definitive proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed merger. Promptly after filing its definitive proxy statement with the SEC, the Company mailed the definitive proxy statement and a proxy card to each Company shareholder entitled to vote at the annual meeting relating to the proposed merger. The proxy statement contains important information about the proposed merger and related matters. SHAREHOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. This communication is not a substitute for the proxy statement or for any other document that the Company may file with the SEC and send to its shareholders in connection with the proposed merger.
The definitive proxy statement and other documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov or at the Company’s website at www.perceptron.com.
Participants In Solicitation
The Company and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of the Company in connection with the proposed merger under the rules of the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger set forth in the definitive proxy statement filed with the SEC on November 5, 2020. Information about the directors and executive officers of the Company may be found in the Company’s Form 10K/A which was filed with the SEC on November 3, 2020 and the definitive proxy statement. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the Company’s Form 10K/A, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov or the Company’s website at www.perceptron.com. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.